Exhibit 10.70

AMENDMENT

THIS AMENDMENT is made as of October 23, 2006 and amends the Employment Agreement dated as of June 28, 2006, as amended as of June 28, 2006 (collectively the “Employment Agreement”), between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and CARL COHEN (“Employee”).  Unless defined in the Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management;

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.             Section 4(b) of the Employment Agreement is deleted and replaced as follows:

If your employment hereunder is terminated by Dendrite for any reason other than death, Cause (as defined in Exhibit A), or Disability (as defined in Exhibit A), you shall be entitled to receive severance payments of your monthly base salary for 12 months following your employment termination (calculated at the rate of base salary then being paid to you as of the date of termination) and your annual target bonus.  The severance payments to be paid to you under this Section 4(b) shall be referred to herein as the “Severance Payment.”  The Severance Payment shall be paid to you in twelve consecutive equal monthly payments commencing in the payroll period following the date you sign the separation agreement described in Section 4(d) below.  No interest shall accrue or be payable on or with respect to any Severance Payment.  In the event of a termination of your employment described in this Section 4(b), you shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA under Dendrite’s group health plan.  During the period which you receive the Severance Payment, your cost of COBRA coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health plan.  Notwithstanding the foregoing, in the event you become re-employed with another employer and become eligible to receive health coverage from such employer, the payment of COBRA coverage by Dendrite as described herein shall cease.  You agree to notify Dendrite of any full-time employment that you begin while receiving the Severance Payment.

2.             Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

By:	/s/ Christine A. Pellizzari
Name:	Christine A. Pellizzari
Title:	Sr. Vice President, General Counsel
and Secretary
Date:	November , 2006

/s/ Carl Cohen
Name:	Carl Cohen
Date:	November , 2006